In March 2017, Victory Commodity Volatility
Wtd Index Strategy Fund acquired all of
the assets and liabilities of Victory Commodity
Enhanced Volatility Wtd Index Strategy Fund, and became the surviving Fund in this merger of registered investment companies. Information related to this merger, as required by Item
77M, is incorporated by reference to the Form
N-14/A filed with the Securities and Exchange
Commission on Feburary 3, 2017.